UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 31, 2017 (January 30, 2017)

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52392
(Commission File No.)

701 S Taylor Street
Suite 470, LB 113
Amarillo, Texas 79101
(Address of principal executive offices and Zip Code)

(855) 448-1922
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS.

On January 30, 2017, our board of directors terminated Timothy J. Flanagan as our president and Arthur W. Seligman as our principal executive officer and appointed Jed Miesner as our president and principal executive officer.

Mr. Miesner has been the Chairman of the Board of Directors since May 14, 2015.  Mr. Miesner was our principal executive officer and president from May 14, 2015 to April 29, 2016.  Mr. Miesner began his career in the oil and gas industry on a drilling rig in the Texas Panhandle in 1978.  In 1982, he became involved with production where he helped install CO2 flood operations.  Mr. Miesner later joined Exxon USA and remained with the company for 13 years.  Drawing on his experience at Exxon, Mr. Miesner formed his own oil and gas company, L&R Energy Corporation, in 1994, and was involved in drilling projects throughout Texas and Oklahoma.  In 2002, Mr. Miesner founded Jilpetco, Inc., an oil and gas operating company which was eventually sold to us, as well as Petro Pro, Ltd., which is currently involved in multiple purchase and sale transactions throughout Texas, Oklahoma, Wyoming and Louisiana.  Building upon his successes at Jilpetco, Inc., Mr. Miesner founded Amazing Energy, LLC in 2008 and formed Amazing Energy, Inc. in 2010 to potentially serve as the vehicle to take the company public.

Mr. Miesner was paid the following compensation for the fiscal years ending July 31, 2016 and 2015 prior to his resignation a principal executive officer and president on April 29, 2016.

Jed Miesner	07/31/2016	-	-	-	-
Principal Executive Officer and President (resigned 4/29/2016)	07/31/2015	-	15,000	-	15,000

Mr. Miesner did not receive any compensation as a member of the board of directors during the fiscal year ended July 31, 2016.

During the fiscal years ended July 31, 2016 and 2015, and through the date of this report, the following related party transactions occurred:

The Company has a continuous field operating agreement with Jilpetco, Inc. which is owned by us and was formerly owned by Mr. Miesner.

On January 3, 2011, the Company formalized a loan agreement with Jed Miesner, the Company's CEO, President and Chairman of the Board of Directors for $1,940,000.  These notes are scheduled to mature on December 31, 2030, bear interest at the rate of 8% per annum, and are collateralized with a leasehold deed of trust covering certain leasehold interests in Pecos County, Texas.  At July 31, 2016 and 2015 the short term components of this loan were $191,029 and $291,559 respectively. The long term amounts at July 31, 2016 and 2015 were $1,748,971 and $1,648,441 respectively.

Amazing Energy, LLC. (a wholly owned subsidiary of the Company) entered into a $2,000,000 line of credit facility on December 30, 2010, with JLM Strategic Investments an entity controlled by Jed Miesner.  Funds advanced on the line of credit mature on December 31, 2030, bear interest at the rate of 8% per annum and are collateralized with a leasehold deed of trust covering certain leasehold interests in Pecos County, Texas.  At July 31, 2016 and 2015 the short term components of this loan were $30,162 and $62,138 respectively. The long term amounts at July 31, 2016 and 2015 were $11,008 and $266,335 respectively.  There was a reduction in this debt of $287,303 on July 31, 2016 by the issuance of the Series A Preferred Stock.

On December 30, 2010, Amazing Energy, LLC, formalized loan agreements with Petro Pro Ltd., an entity also controlled by Jed Miesner for $1,100,000.  These notes are scheduled to mature on December 31, 2030, bear interest at the rate of 8% per annum and are collateralized with a leasehold deed of trust covering certain leasehold interests in Pecos County, Texas.  At July 31, 2016 and 2015 the short term components of this loan were $108,315 and $165,317 respectively. The long term amounts at July 31, 2016 and 2015 were $991,685 and $934,683 respectively.

As of July 31, 2016 and 2015, the accrued and unpaid interest due to related parties was $0 and $343,219, respectively.  At July 31, 2016, $612,697 of accrued interest due to related parties was paid by the issuance of the Series A Preferred Stock.  Related party interest expense for the years ended July 30, 2016 and 2015 was $269,722 and $231,031 respectively.

Effective July 31, 2016, the Company authorized the issuance of 9,000 shares of Preferred Series A stock with par value of $0.01 per share.  The issue price is at $100 per share.  These shares were issued to Jed Miesner, the company controlling shareholder, in exchange for cancellation of related party interest payable in the amount of $612,697 and debt payable to JLM Strategic Investments, LP in the amount of $287,303.

The only family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer is between Jed Miesner and Stephen Salgado who serves as our chief financial officer, secretary and comptroller.  Jed Miesner's oldest daughter is Mr. Salgado's wife. Mr. Miesner and Mr. Salgado have worked with each other for 12 years.

Other than as described in the related party transactions set forth above, there are no material plans, contracts or arrangements to which Mr. Miesner is a party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 1st day of February, 2017.

AMAZING ENERGY OIL AND GAS, CO.

BY:	STEPHEN SALGADO
Stephen Salgado, Principal Financial Officer